Registration No. 333-261156

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Turquoise Hill Resources Ltd.

(Exact name of Registrant as specified in its charter)

Yukon, Canada	1000	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 3680 - 1 Place Ville Marie,

Montreal, Quebec, H3B 3P2

Canada

(514) 848-1567

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty St 42nd Floor

New York, New York 10005

(212) 894-8700

(Name, address and telephone number of agent for service in the United States)

Copies to:

Steven Allen Company Secretary Rio Tinto plc 6 St James’s Square London SW1Y 4AD United Kingdom +44 (0) 20 7781 2000	Scott D. Miller Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 +1 212-558-4000

Approximate date of commencement of proposed sale of the securities to the public:

Not applicable

Province of Quebec, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

DEREGISTRATION OF SECURITIES

On November 17, 2021, Turquoise Hill Resources Ltd. (the “Registrant”), filed with the Securities and Exchange Commission a registration statement on Form F-10, Registration No. 333-261156, as amended on January 7, 2022 (the “Registration Statement”) for the sale by the Registrant from time to time of up to an aggregate of US$2,000,000,000 of securities including common shares, preferred shares, debt securities, subscription receipts, warrants, share purchase contracts and units (collectively the “Securities”).

Effective on December 16, 2022, Rio Tinto International Holdings Limited, a company incorporated under the laws of England and Wales (“RTIH”) acquired all of the issued and outstanding common shares of the Registrant that RTIH or its affiliates did not already own, pursuant to an arrangement agreement dated September 5, 2022 (as amended on November 24, 2022) by and among the Registrant, RTIH and Rio Tinto plc, a public limited company incorporated under the laws of England and Wales (the “Parent”), in accordance with a court-approved plan of arrangement (the “Arrangement”) pursuant to Section 195 of the Business Corporations Act (Yukon). As a result of the Arrangement, the Registrant became an indirect wholly owned subsidiary of the Parent.

As a result of the Arrangement, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister all of the Securities formerly issuable and registered under the Registration Statement and not otherwise sold by the Registrant as of the date that this Post-Effective Amendment No. 1 is filed. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such Securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montreal, Province of Quebec, Canada, on this 16th day of December, 2022.

TURQUOISE HILL RESOURCES LTD.

By:	/s/ Kyle Rousay
Name: Kyle Rousay Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on December 16, 2022.

Signature	Title	Date

/s/ Kyle Rousay	Chief Executive Officer
Kyle Rousay	(Principal Executive Officer)	December 16, 2022

/s/ Elias Scafidas	Chief Financial Officer and Director
Elias Scafidas	(Principal Financial Officer and Principal Accounting Officer)	December 16, 2022

/s/ Alfred P. Grigg	Director	December 16, 2022
Alfred P. Grigg

/s/ Stephen Jones	Director	December 16, 2022
Stephen Jones

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Turquoise Hill Resources Ltd. in the United States on this 16th day of December, 2022.

THR DELAWARE HOLDINGS, LLC (Authorized U.S. Representative)

By:	/s/ Robert Morgan
Name: Robert Morgan
Title: President

2